UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2021

CLOUDCOMMERCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-13215	30-0050402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

321 Sixth Street San Antonio, TX	78215
(Address of Principal Executive Offices)	(Zip Code)

(805) 964-3313

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Tile of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 19, 2021, CloudCommerce, Inc. (the “Company”) entered into a securities purchase agreement with the purchaser set forth on the signature page thereto for the purchase and sale of an aggregate of 85,000,000 shares of common stock (the “Shares”), (ii) pre-funded warrants to purchase up to 57,857,143 shares of common stock (the “Pre-funded Warrants), and (iii) warrants to purchase up to 142,857,143 shares of common stock (the “Common Warrants,” and together with the Pre-Funded Warrants, the “Warrants”), in a registered direct offering at a purchase price of $0.07 per Share and Common Warrant, or $0.069 per Pre-Funded Warrant and Common Warrant. The Common Warrants will be exercisable for a period of five years commencing upon issuance, at an exercise price of $0.07 per share, subject to certain adjustments set forth therein. The Pre-funded Warrants will be exercisable commencing upon issuance and expiring upon the exercise of the Pre-funded Warrants in full, at an exercise price of $0.001 per share, subject to certain adjustments set forth therein.

Pursuant to an engagement letter (the “Engagement Letter”) dated February 17, 2021 between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), the Company engaged Wainwright to act as the Company’s exclusive placement agent in connection with the registered direct offering. Pursuant to the Engagement Letter, the Company agreed to pay Wainwright a cash fee of 7.5% of the gross proceeds the Company receives under the Purchase Agreement. The Company also agreed to pay Wainwright (i) a management fee equal to 1.0% of the gross proceeds raised in the offering; (ii) $35,000 for non-accountable expenses; (iii) up to $50,000 for Wainwright’s legal expenses and other out-of-pocket costs, and (iv) Wainwright’s closing costs of up to $15,950. In addition, the Company agreed to issue to Wainwright (or its designees) warrants (the “Placement Agent Warrants”) to purchase a number of shares equal to 7.5% of the aggregate number of shares (including shares underlying the Pre-Funded Warrants) sold under the Purchase Agreement, or warrants to purchase up to an aggregate of 10,714,286 shares. The Placement Agent Warrants generally will have the same terms as the Common Warrants, except they will have an exercise price of $0.0875 per share.

The gross proceeds from the registered direct offering are expected to be approximately $10.0 million, before deducting fees payable to Wainwright and other estimated offering expenses. The registered direct offering is expected to close on or about February 23, 2021, subject to customary closing conditions.

The Shares, Warrants and Placement Agent Warrants (and underlying shares) were offered, and will be issued, pursuant to the Prospectus Supplement, filed February 22, 2021, to the Prospectus included in the Company’s Registration Statement on Form S-3 (Registration No. 333-252358) filed with the Securities and Exchange Commission on January 22, 2021, and amended and declared effective February 16, 2021.

Sichenzia Ross Ference LLP, counsel to the Company, has issued an opinion to the Company regarding the validity of the securities to be issued in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing description of the Purchase Agreement, Common Warrant, Pre-funded Warrant, and Engagement Letter does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, which are filed as exhibits to this report.

Item 8.01	Other Events.

On February 19, 2021, the Company issued a press release regarding the registered direct offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No	Exhibit

5.1	Opinion of Sichenzia Ross Ference LLP
10.1	Form of Securities Purchase Agreement
10.2	Form of Common Warrant
10.3	Form of Pre-funded Warrant
10.4	Engagement Letter
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLOUDCOMMERCE, INC.

Date: February 22, 2021	By:	/s/ Andrew Van Noy
Name: Andrew Van Noy
Title: Chief Executive Officer

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